
                                                                                                           EXHIBIT 11

                                             THE NEW YORK TIMES COMPANY
                                        STATEMENTS OF COMPUTATION OF PRIMARY
                                       AND FULLY-DILUTED NET INCOME PER SHARE

                              (Dollars and shares in thousands, except per share data)


                                                      ------------------------------    -----------------------------
                                                               QUARTER ENDED                   SIX MONTHS ENDED
                                                      JUNE 29, 1997    JUNE 30, 1996    JUNE 29, 1997   JUNE 30, 1996
                                                      ------------------------------    -----------------------------
PRIMARY

Average shares outstanding                                96,407           97,755           97,114          97,703
                                                        =========        =========        =========       =========
Net effect of dilutive stock options and
 retirement units                                          3,428              -              3,336             -
                                                        ---------        ---------        ---------       ---------
Total primary average shares outstanding                  99,835           97,755          100,450          97,703
                                                        =========        =========        =========       =========
Net Income                                              $ 84,949         $ 46,812         $136,788        $ 79,562
 Less cumulative preference stock dividends                  (24)             (24)             (48)            (48)
                                                        ---------        ---------        ---------       ---------
  Total                                                 $ 84,925         $ 46,788         $136,740        $ 79,514
                                                        =========        =========        =========       =========
Primary earnings per share                              $   0.85         $   0.48         $   1.36        $   0.81
                                                        =========        =========        =========       =========



FULLY-DILUTED

Average shares outstanding                                96,407           97,755           97,114          97,703

Net effect of dilutive stock options and
 retirement units                                          4,109            2,270            3,933           1,899
                                                        ---------        ---------        ---------       ---------
Total fully-diluted average shares outstanding           100,516          100,025          101,047          99,602
                                                        =========        =========        =========       =========
Net Income                                              $ 84,949         $ 46,812         $136,788        $ 79,562
 Less cumulative preference stock dividends                  (24)             (24)             (48)            (48)
                                                        ---------        ---------        ---------       ---------
  Total                                                 $ 84,925         $ 46,788         $136,740        $ 79,514
                                                        =========        =========        =========       =========
Fully-diluted earnings per share                        $   0.84         $   0.47         $   1.35        $   0.80
                                                        =========        =========        =========       =========
